UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-13843

                                DUANE READE INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

              440 NINTH AVENUE, NEW YORK, NY 10001, (212)-273-5700
              ----------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
               (Title of each class of securities covered by this
                                      Form)

                                      NONE
                                      ----
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]             Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)     [_]             Rule 12h-3(b)(1)(ii)    [_]
         Rule 12g-4(a)(2)(i)      [_]             Rule 12h-3(b)(2)(i)     [_]
         Rule 12g-4(a)(2)(ii)     [_]             Rule 12h-3(b)(2)(ii)    [_]
                                                  Rule 15d-6              [_]

Approximate number of holders of record as of the certification or notice date:
Forty-six (46) holders of record.
--------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, DUANE READE INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     July 30, 2004                        By:  /s/ Michelle Bergman
                                                    ----------------------------
                                                    Name:   Michelle Bergman
                                                    Title:  Secretary